Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Yogaworks, Inc.

Los Angeles, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 18, 2017, except the third paragraph in Note 1 and the fifth paragraph in Note 16, as to which the date is July 14, 2017, relating to the consolidated financial statements of Yogaworks, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Los Angeles, California

July 17, 2017